Exhibit 10.14

FORM OF

ASSIGNMENT AND ASSUMPTION OF
AND AMENDMENT TO EMPLOYMENT AGREEMENT

Dated as of September 26, 2015, among SPX Corporation, SPX FLOW, Inc., and, each of:

Christopher J. Kearney

Jeremy W. Smeltser

Robert B. Foreman

David A Kowalski

J. Michael Whitted

This Assignment and Assumption of and Amendment to Employment Agreement (this “Assignment Agreement”) is made and entered into as of September 26, 2015, by and between SPX Corporation, a Delaware Corporation (“SPX”), SPX FLOW, Inc., a Delaware Corporation (“SPX FLOW”), and                           , an individual (the “Executive”).

WHEREAS, SPX and the Executive entered into that certain Employment Agreement dated as of            , and as amended by letter agreement dated December 2, 2013 (the “Original Employment Agreement”);

WHEREAS, SPX and SPX FLOW entered into that certain Separation and Distribution Agreement, dated as of September 22, 2015 (the “Separation Agreement”), which provides for a separation of SPX into two separate, publicly traded companies, SPX and SPX FLOW, as of that date defined in the Separation Agreement (the “Distribution Date”);

WHEREAS, as part of the Separation Agreement, SPX and SPX FLOW entered into that certain Employee Matters Agreement, dated as of September 26, 2015 (the “EMA”), which provides that SPX will assign, and SPX FLOW will assume, the Original Employment Agreement;

WHEREAS, SPX desires to assign to SPX FLOW all right, title and interest of SPX in and to the Original Employment Agreement, SPX FLOW desires to assume all of the obligations of SPX under the Original Employment Agreement, and the Executive desires to consent to such assignment and assumption of the Original Employment Agreement;

WHEREAS, SPX is simultaneously assigning, and SPX FLOW is simultaneously assuming, that certain Change of Control Agreement entered into between SPX and the Executive, dated as of December 2, 2013, and referenced in the Original Employment Agreement, as of the Distribution Date; and

WHEREAS, SPX FLOW and the Executive desire to amend the Original Employment Agreement.

NOW, THEREFORE, in consideration of the promises and mutual agreements of the respective parties and such other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ASSIGNMENT AND ASSUMPTION

1.                                      Assignment of Original Employment Agreement.  As of the Distribution Date, SPX does hereby assign, transfer, grant, convey and deliver to SPX FLOW all of SPX’s right, title and interest of SPX in and to the Original Employment Agreement, subject to the terms, conditions, reservations and limitations set forth in this Assignment Agreement.

2.                                      Assumption of Original Employment Agreement.  From and after the Distribution Date, SPX FLOW hereby (i) expressly accepts and assumes all of SPX’s right, title and interest in and to the Original Employment Agreement, subject to the terms, conditions, reservations and limitations set forth in this Assignment Agreement, and (ii) assumes, accepts and agrees to pay, perform and discharge all of the covenants, conditions, obligations and liabilities of SPX under the Original Employment Agreement.

3.                                      Consent of Executive to Assignment and Assumption of Original Employment Agreement.  Executive hereby acknowledges, recognizes and consents to the foregoing assignment and assumption of Original Employment Agreement.

AMENDMENT

SPX FLOW and the Executive hereby amend the Original Employment Agreement, effective as of the Distribution Date, as follows:

4.                                      References in Original Employment Agreement to SPX Corporation or Company.  References to “SPX Corporation” or the “Company” in the Original Employment Agreement shall be deemed to refer to “SPX FLOW, Inc.” as a result of this Assignment Agreement.

5.                                      References in Original Employment Agreement to SPX Plans or Programs.  References in the Original Employment Agreement to plans or programs sponsored by SPX shall be deemed to refer to the plan or program of the same type sponsored by SPX FLOW, including, but not limited to, references to the “SPX Corporation Stock Compensation Plan” in the Original Employment Agreement, which shall be deemed to refer to the “SPX FLOW Stock Compensation Plan” as a result of this Assignment Agreement.

6.                                      References in Original Employment Agreement to Individual Account Retirement Plan or Pension Plan.  Notwithstanding the foregoing, references to the “Individual Account Retirement Plan” or “pension plan” in the Original Employment Agreement shall not be deemed to refer to a plan or program of the same type sponsored by SPX FLOW, and such references shall be deleted in their entirety in view of the fact that SPX FLOW does not sponsor a similar qualified defined benefit pension plan; provided, however, that the parenthetical of Section 5 of the Original Employment Agreement providing “(together with interest at the interest credit rate provided in the SPX Corporation Individual Account Retirement Plan)” shall be unchanged.  For avoidance of doubt, SPX FLOW shall have no obligation to provide a qualified defined benefit pension plan such as the SPX US Pension Plan (or corresponding non-qualified plan such as the SPX Corporation Supplemental Individual Account Retirement Plan) to Executive and the failure to provide such plans shall not constitute “Good Reason” under the Original Employment Agreement.

7.                                      Retiree Medical.  SPX FLOW shall have no obligation to provide retiree medical benefits of any kind to Executive and the failure to offer retiree medical shall not constitute “Good Reason” under the Original Employment Agreement. Due to SPX FLOW not maintaining any retiree medical benefit plans for its employees, Section 4(g) of the Original Employment Agreement shall be replaced in its entirety as follows:

“(g)         Annual Reimbursements of Post-Retirement Medical Coverage

(i)                                     Upon retirement (or following the termination of any health care continuation coverage provided under the Change of Control Agreement, if later), if the Executive (i) is at least age 55, (ii) has a minimum of five (5) years of continuous service, and (iii) has a sum of age and continuous service that totals 65 or greater, then the Executive shall be entitled to an annual reimbursement from the Company upon proof of medical and/or prescription drug coverage and premium cost under an individual policy or other group policy for himself and his spouse or dependents eligible at the time of retirement.  Such premium reimbursement is subject to a maximum total annual reimbursement, based on his age during the year of reimbursement, of one and one-half times the applicable annual premium of the applicable retiree medical plan sponsored by SPX on or before the Distribution Date as indicated below. Thereafter, the maximum total annual reimbursement is subject to an annual inflation adjustment as determined by the Company, with a maximum annual inflation adjustment of five (5) percent, with such adjustment commencing as of the applicable calendar year indicated below.  For certainty purposes, the applicable annual premium for the pre-65 retiree medical plan coverage and post-65 retiree medical plan coverage described in the foregoing sentences for the calendar year indicated below is as set below.

2015 Pre-65 Coverage Annual Premium Rate		2014 Post-65 Coverage Annual Premium Rate
Individual:	[•]	[•]
Family:	[•]	[•]

(ii)                                  The annual reimbursement to the Executive provided under this Section 4(g) will last until                   .

(iii)                               Upon the death of the Executive, an eligible surviving spouse will continue to receive reimbursement as provided in this Section 4(g), which will continue until                   .  Surviving dependent children will not receive premium reimbursement beyond any applicable COBRA continuation period.

(iv)                              All or a portion of the annual reimbursement provided in this Section 4(g) may be taxable.  The reimbursement shall occur annually (or on such other periodic basis as agreed to by the Executive and the Company) in accordance with procedures reasonably set by the Company.  The reimbursement will comply with Code Section 409A.

(v)                                 For the avoidance of doubt, the Executive acknowledges and agrees that he is not eligible for any SPX sponsored retiree medical program.”

8.                                      Notice.  The contact information in the “Notice” section of the Original Employment Agreement shall be replaced as follows:

SPX FLOW, Inc.
13320 Ballantyne Corporate Place
Charlotte, NC  28277
Attention: General Counsel

MISCELLANEOUS

9.                                      Separation from Service.  For clarity, the parties agree that the transaction contemplated by the Separation Agreement will not result in a termination or separation from service under the Original Employment Agreement.

10.                               Counterparts.  The parties may execute this Assignment Agreement in one or more counterparts, all of which together shall constitute but one Assignment Agreement.

11.                               Separation Agreement and EMA.  In the event of any inconsistency among the terms of this Assignment Agreement and the terms of the Separation Agreement or EMA, the terms of the Separation Agreement or EMA, as applicable, shall control.  Nothing in this Assignment Agreement shall be construed to limit, discharge, mitigate or release any obligation or otherwise affect any right of any party to the Separation Agreement or EMA set forth or described therein.

12.                               Modification of Assignment Agreement.  This Assignment Agreement may be modified only by a writing signed by the parties hereto.

13.                               Effect if Distribution Does Not Occur.  Notwithstanding anything in this Assignment Agreement to the contrary, if the Separation Agreement is terminated prior to the Distribution Date, this Agreement shall be of no further force and effect.

14.                               Severability.  If any provision(s) of this Assignment Agreement shall be found invalid or unenforceable, in whole or in part, then it is the parties’ mutual desire that such provision(s) be modified to the extent and in the manner necessary to render the same valid and enforceable, and this Assignment Agreement shall be construed and enforced to the maximum extent permitted by law, as if such provision(s) had been originally incorporated herein as so modified or restricted, or as if such provision(s) had not been originally incorporated herein, as the case may be.

15.                               Consultation with Counsel.  This Assignment Agreement is the product of negotiations between the parties, each of which has had a full and complete opportunity to consult counsel.

IN WITNESS WHEREOF, the parties have executed this Assignment Agreement effective as of the date first written above.

EXECUTIVE

SPX CORPORATION

By:

Its:

Date:

SPX FLOW, INC.

By:

Its:

Date: